UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2006

Everlast Worldwide Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25918	13-3672716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 Broadway, Suite 2300, New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 239-0990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2006, Everlast Worldwide, Inc. (the “Company”) executed an employment agreement effective as of November 28, 2005 with Seth A. Horowitz, with a principal contact address of 303 Mercer Street, Apt. A104, New York, New York 10021 (the “Agreement”). The Company has agreed to employ Mr. Horowitz as its Chairman, President and Chief Executive Officer with an initial annual base salary of $325,000, such salary is subject to annual increases as determined by the Company’s Board of Directors. In addition to his annual base salary, Mr. Horowitz is eligible to receive a bonus equivalent to 55% of his then annual base salary based on the Company’s achieving its budgeted before tax profits, such bonus shall increase or decrease on a pro-rata basis based on the percentage difference of the actual before tax profits versus the budgeted before tax profits. Mr. Horowitz shall also be entitled to receive certain employee benefits available to its executive officers.

Upon a change of control (as such term is defined in the Agreement) of the Company and the subsequent termination of Mr. Horowitz’s employment during the term of the Agreement, Mr. Horowitz shall be entitled to receive a lump sum payment of 2.99 times the sum of his then current annual base salary and bonus. Mr. Horowitz is also prohibited from disclosing confidential information of the Company and soliciting the Company’s employees, agents and representatives during and for one year after the term of the Agreement. The Agreement shall terminate on December 31, 2010. A copy of the Agreement is attached hereto as Exhibit 99.1.

Pursuant to the terms of the Agreement, on January 9, 2006 the Board of Directors granted Mr. Horowitz options to purchase 120,000 shares of the Company’s Common Stock at an exercise price of $8.30 under the Company’s 2000 Stock Option Plan.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description

99.1	Employment Agreement between Everlast Worldwide Inc. and Seth A. Horowitz dated as of November 28, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERLAST WORLDWIDE INC.

January 20, 2006	By: /s/ Gary J. Dailey
Name: Gary J. Dailey

Title: Chief Financial Officer